Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2018
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
February 21, 2019
Thank you, Sarah, and good morning everyone.
2018 was an exciting and transformative year for Trinity Industries and we expect 2019 to be a growth year. Last year we successfully separated our company into two strong public companies, Arcosa, Inc., and Trinity Industries, Inc.
I would like to thank everyone who contributed to the success of the separation. I am very appreciative of everyone’s hard work and the completion of the separation is a tribute to all those who played a role.
We are very pleased that the U.S. Supreme Court rejected a request to hear the legal case that Sarah described. The ruling confirms our long standing belief that no fraud was committed. We stood strong on our convictions and justice prevailed.
Once the litigation is fully behind us, we will evaluate our strategic options for the Highway Products business and determine the best course of action. This business contributes to our earnings and cash flow and is supported by a strong, collaborative team of people. The long-term demand drivers for highway products in the US are fundamentally positive.
During 2018, the railcar market in North America recovered at a brisk pace. Railcar fundamentals continued to improve as we progressed through the year, increasing demand for leased railcars and new railcar equipment, and generating positive momentum. Our commercial services team was highly successful in renewing leases on railcars and assigning idle equipment with our owned and managed fleets.
As utilization of railcars across the industry tightened during 2018, orders for new railcars accelerated. By the end of year, we had received 123% more orders than in 2017. At the beginning of 2019, the value of our backlog of new railcars was 69% greater than it was at the start of the previous year. The recurring revenue associated with our leasing business and the strong backlog in our manufacturing business provides a solid foundation for our 2019 operations. Our earnings guidance for 2019 reflects a range of improvement year-over-year of between 64 and 93 per cent.
At this point, I’ll provide some high level comments about the TrinityRail businesses. First, I’d like to say I am very pleased and honored to be Chairman and CEO of Trinity. The railcar business is very special to me. I have been involved with the railcar industry for more than 40 years. Today we are well positioned to serve the railcar industry through TrinityRail’s integrated platform of products and services. Our vision for TrinityRail is to be the premier provider of railcar products and services in North America. TrinityRail serves a wide range of customers, including those with large railcar orders as well as customers with specialized railcar needs. We continuously search for improvement and growth initiatives to add to our platform that will optimize the ownership and usage of railcars.
The TrinityRail integrated platform fills an important role in North America by providing railcar products and services that facilitate the transportation of bulk commodities and goods throughout the continent. Railcars are part of the infrastructure that supports the supply chain and our economy. They transport feed-stock for companies and generate revenue for shippers by carrying goods from business to business. Railcars have a long life span and provide an energy efficient way of delivering bulk products. We value the contribution railcars provide to the North American business ecosphere.

We think and plan both short term and long term with the overriding objectives of serving our customers better and improving our shareholder value and returns. We are constantly monitoring the markets and industries we compete in. We monitor trends and try to conceptualize what could happen in the future as we search for growth opportunities. At the same time, we strive to use the company’s resources in ways that make a positive contribution to our stockholders. We keep in mind the environmental and social impacts of our decisions and strive to protect natural resources and the environment for the benefit of current and future generations.
We have a number of short term priorities. As an example, we are in the process of adding more leverage to our portfolio of railcars. We want to optimize our balance sheet so it is more aligned with a typical leasing company. We expect to use the cash that is generated to grow our leasing business, expand our integrated platform of railcar products and services, increase our railcar maintenance capacity, and provide returns to shareholders through stock buybacks and dividends. We also have a process in place to optimize our post-spin cost structure. We anticipate we will be able to reduce operating costs during the next few years. We are also assessing various initiatives that will strengthen the positioning of TrinityRail’s platform of products and services within the railcar value chain. We will provide updates on our short term initiatives as we progress through the year.
Over the longer-term, we are continuing to focus on growing our railcar leasing and management services businesses. As a point of reference, in the early 2000s, the book value of our wholly-owned lease fleet fluctuated between $400-$600 million. At the beginning of 2019, the book value of our owned and partially-owned fleet was approximately $6.8 billion. In addition, we manage fleets of leased railcars for investors with an approximate book value of $2.2 billion, bringing the total of our owned and managed lease fleet to approximately $9 billion. By the end of 2019, we anticipate the value of this fleet will exceed $10 billion. As you can tell, we believe railcars with leases are great investments and we also place value on managing leased railcars for investors. It’s a very exciting time to be a part of Trinity Industries.
While our portfolio of businesses has recently changed, our culture, strategies, and commitment to excellence remain the same. A number of you have followed Trinity for years and know we have a long track record of attracting high quality, skilled people to our company. We have a rich history of highly collaborative and flexible employees with unwavering integrity. This year, as we begin our fresh start, I am very pleased with the makeup and quality of our senior executive leadership team and our Board of Directors. We are enthusiastic about focusing our resources on improving and growing TrinityRail’s integrated platform of railcar products and services.
We know railcars. Trinity has been in the railcar manufacturing industry for 50 years, the leasing business for 40 years, and a market leader for 30 years. We have delivered more than a half million railcars in the last 3 decades. In my opinion, TrinityRail has a premier platform of railcar products and services supported by an incredible group of employees. I am confident in our organization’s ability to improve and grow in ways that will benefit our customers and increase shareholder value going forward basis.
Now, I’ll turn it over to Eric, and you will have an opportunity to hear first-hand from some of the key members of our new executive team.
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Concluding Remarks
Thank you Melendy.
I’d like to take just a moment for one last comment.
Our longtime CFO James Perry is in the process of transitioning from his role as CFO. James has been Chief Financial Officer for the past 9 years and has been with the company for 14 years.

I’d like to thank James for his dedication and service to Trinity. He has been an incredible asset. We all wish him well in his new endeavors as he transitions out of the company.
Thank you James.
And now we will open the call to your questions.